FOR IMMEDIATE RELEASE


Contact: Jimmy D. Wright
Chief Executive Officer
(713) 590-3790

            WESTSIDE ENERGY COMPLETES $18.5 MILLION PRIVATE PLACEMENT
                     PROCEEDS TO FUND BARNETT SHALE DRILLING


HOUSTON - November 8, 2004 - Westside Energy Corporation (OTC PK: WEGC), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today announced the sale of 10 million shares of common stock at $2.00 per share to a total of 48 accredited investors. Proceeds to Westside, net of fees and estimated expenses, were approximately $18.5 million. The Company's placement agent received a fee in the amount of $1.4 million, and was granted a five-year warrant to purchase 300,000 shares of common stock at a purchase price of $2.00 per share. In connection with the private offering, a promissory note issued in favor of a third party investor having an outstanding principal balance of $300,000 was converted into 150,000 shares of common stock. The Company now has 17,048,331 shares outstanding.



Net proceeds from the private offering will be used to reduce the Company's existing debt, for leasehold acquisition, to fund exploration and development of the Company's oil and gas properties and for working capital and general corporate purposes. This may include acquisition of interests in oil and gas properties.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The common stock was sold only to accredited investors pursuant to the exemption provided by Regulation D promulgated under the Securities Act of 1933. The shares of common stock and the warrant have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States in the absence of an effective registration statement or an applicable exemption from registration requirements.

Effective October 25, 2004, the Company changed its transfer agent and registrar. The following is the name and contact information regarding the Company's new transfer agent:

                         Registrar and Transfer Company
                                  10 Commerce Dr.
                                  Cranford, NJ 07016-3572
                                  Telephone: 800/456-0596
                                  Fax: 908/497-2313

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on exploiting its 16,806 gross (15,450 net) acres that it began accumulating in February 2004 in the prolific Barnett Shale trend in North Texas. For more information please visit www.westsideenergy.com.

Forward-looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions, dispositions, and oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the company's periodic reports and other documents filed with the SEC. Actual results may vary materially.
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